14040 Park Center Road, Suite 210, Herndon, VA 20171; 703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For company information contact: Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com. For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Receives Nasdaq Notice of Compliance
Company meets Nasdaq requirements for continued listing

Herndon, VA— April 21, 2008--SteelCloud, Inc. (Nasdaq: SCLD), a manufacturer of embedded integrated computing systems for the industrial automation marketplace (“SteelCloud”), today announced that it has been notified by the Nasdaq Listing Qualifications Department that the company is now in compliance with all Nasdaq requirements for continued listing on the Nasdaq Capital Market.

On March 13, 2008, SteelCloud was notified of noncompliance with Nasdaq’s listing requirement that the Company’s stock remain above the $1 per share trading level. On April 18, 2008 the Company was notified it had regained compliance with Nasdaq listing criteria and the matter is now closed.

“We appreciate the confidence the investor community has shown in SteelCloud,” said Robert Frick, SteelCloud’s President and CEO. “Meeting Nasdaq listing criteria is crucial as we continue to make progress in meeting our growth and profitability goals.”

About the Company

SteelCloud is a manufacturer of embedded integrated computing systems for the industrial automation marketplace. SteelCloud designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users.  For both the government and commercial markets SteelCloud delivers integration services and software focused on risk management and network management solutions.   SteelCloud’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.   Over its nearly 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  SteelCloud can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any current reports on Form 8-K. The Company undertakes no obligation to update or correct forward-looking statements.